UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ML Macadamia Orchards, L.P.
(Name of Registrant as Specified In Its Charter)

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May 23, 2006

To the Unitholders of ML Macadamia Orchards, L.P.:

By now, all of our investors should have received the proxy information relative to The Special Meeting of Unitholders scheduled for June 12, 2006. Hopefully, you have read the materials and have already voted on the relevant issues. If not, I urge you to vote in support of the proposed changes to the Partnership Agreement.

As Chief Executive Officer, I have spoken with many of our Unitholders, listened to their questions and concerns, and reemphasized the explanations the Company has included in the Proxy Statement. I am pleased to say that in almost every situation, the Unitholders have agreed to support the proposed amendments.

The primary concern of most Unitholders is that amendments (i), (ix) and (x) will somehow lead to lower distributions to our Unitholders. While the Amended and Restated Limited Partnership Agreement does not mandate continued distributions at the same level, and the Board of Directors may decide at some point in the future to take a different course with respect to distributions, I can assure you that this is not the primary intention of these amendments, nor is it the current intention of the Partnership’s management or Board of Directors. We understand, after paying 80 consecutive quarterly distributions, that this feature is one of the reasons that investors buy and retain Class A units of ML Macadamia Orchards.

Some Unitholders have also questioned some of the other amendments to the Limited Partnership Agreement, among them amendments that have limited the ability of the Partnership to raise capital and pursue business opportunities with others. We believe that the Partnership can grow within its core competence and offer even better yields and higher stock appreciation if we are given the flexibility to raise capital and pursue sustained growth

The other amendments are necessary to delete inapplicable provisions, institute provisions related to the recent acquisition of the General Partner (ML Resources, Inc.) by the Limited Partners and to bring the agreement into compliance with current Partnership law.

If there are further concerns, please do not hesitate to call me directly at 808-969-8052.

Sincerely,

Dennis J. Simonis
President & Chief Executive Office